Exhibit 99.1

TOYS“R”US, INC. ANNOUNCES

COMPLETION OF REFINANCING BY TOYS-DELAWARE

WAYNE, NJ (August 24, 2010) – Toys“R”Us, Inc. (the “Company”) announced today the completion of the offering of $350 million aggregate principal amount of 7.375% Senior Secured Notes due 2016 (the “Notes”) by Toys“R”Us – Delaware, Inc. (“Toys-Delaware”), a direct wholly-owned subsidiary of the Company that operates all of the Company’s North American businesses. The Notes are guaranteed by certain of Toys-Delaware’s subsidiaries and were issued at a price equal to 100% of their principal amount. The Notes are not obligations of, or guaranteed by, Toys“R”Us, Inc.

Toys-Delaware used the proceeds of approximately $344 million from the offering of the Notes, together with the proceeds from its recently announced $700 million senior secured term loan due 2016, to repay its existing $800 million senior secured term loan due 2012 and $181 million senior unsecured term loan due 2013, to pay fees and expenses incurred in connection with the offering and for general corporate purposes. The Notes will be secured by first priority liens on trademarks and certain other intellectual property owned or acquired by certain guarantors, and second priority liens on inventory, equipment, accounts receivable and certain other personal property owned or acquired by Toys-Delaware and the guarantors, subject to permitted liens and certain excluded assets.

The Notes were offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act.

This release does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. These statements are subject to risks, uncertainties, and other factors, including among others, competition in the retail industry, seasonality in Toys“R”Us, Inc.’s business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and internationally, Toys-Delaware’s and Toys“R”Us Inc.’s ability to implement their strategy, their respective substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in Toys-Delaware’s and Toys“R”Us Inc.’s respective debt agreements, availability of adequate financing, changes in laws that impact the business of Toys-Delaware and Toys“R”Us Inc., dependence on key vendors for Toys“R”Us, Inc.’s merchandise, domestic and international events affecting the delivery of toys and other products to Toys“R”Us, Inc.’s stores, and economic, political and other developments associated with Toys“R”Us, Inc.’s international operations. Risks associated with forward-looking statements are more fully described in Toys“R”Us, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and neither Toys-Delaware nor Toys“R”Us, Inc. undertakes the obligation to update these statements in light of subsequent events or developments.

For more information please contact:

Toys“R”Us, Inc.

Kathleen Waugh

Phone: (973) 617-5888

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